Corporate Contact:
Doreen McMorran
Skinvisible Pharmaceuticals, Inc.
Phone: 702-433-7154
Email: info@skinvisible.com

Skinvisible’s DermSafe® Hand Sanitizer Kills Swine Flu Virus
- - - Prevention Available to Combat Spread of Viruses

Las Vegas, Nevada– April 28th, 2009 – Skinvisible, Inc. (SKVI:OTCBB), a research and development company of patented skincare and medical dermatology products, has developed a hand sanitizing lotion that has proven effective in killing the H1N1 swine flu virus found in pigs.  Retroscreen Virology of London England conducted the studies with Skinvisible’s Hand Sanitizer Lotion; DermSafe. The product demonstrated it had a greater than 99.99 % inactivation/kill on H1N1 influenza A, a virus similar to the human swine flu virus.

The World Health Organization (WHO) yesterday raised the pandemic threat to a phase 4 – “sustained human to human transmission”. The Center for Disease Control states that the virus spreads the same way the regular flu does; “Flu viruses are spread mainly from person to person through coughing or sneezing of people with influenza. Sometimes people may become infected by touching something with flu viruses on it and then touching their mouth or nose.”

When the lotion is applied to the hands, DermSafe is proven to not only kill bacteria and viruses immediately but also to stay bound to the skin for 4 hours or more; continuing to kill germs – even after hand washing.  The product does not contain alcohol and therefore is non-drying and does not present some of the dermatitis issues that alcohol-based products do.

“Skinvisible has a series of studies demonstrating that our DermSafe hand sanitizer kills a host of viruses and bacteria, including several  influenza viruses such as H1N1 (“swine flu”), H3N2 and H5N1 (“avian bird flu virus”).” said Mr. Terry Howlett, President and CEO of Skinvisible.  “We are confident that DermSafe can offer protection for people concerned about spreading germs from person to person and we will continue to undertake more studies on these and other viruses.”

The active ingredient in DermSafe is chlorhexidine, which has been used in hospitals worldwide for over fifty years as a pre-surgical hand scrub.  DermSafe is available for licensing both commercially in healthcare and food services as well as for personal use (retail) worldwide. DermSafe has been approved for distribution by Health Canada and the company is implementing a plan to seek FDA approval in the US and worldwide.

About Invisicare
Invisicare is Skinvisible’s patented polymer delivery system that offers life-cycle management and unique enhancements for topically delivered products.  It is a combination of hydrophilic and hydrophobic polymers that hold active ingredients on the skin for extended periods of time resisting both wash off and perspiration.  Invisicare can control the release of actives, reduce irritation and can eliminate some costly manufacturing processes.   It is non-occlusive and allows for normal skin respiration while protecting against environmental irritants.  www.invisicare.com

 About Skinvisible Pharmaceuticals, Inc

Skinvisible Pharmaceuticals is a research-and-development company whose primary business objective is to license its proprietary formulations with Invisicare to pharmaceutical and cosmeceutical companies as well as assisting companies in enhancing their existing skin care products. Skinvisible receives a combination of research and development fees, upfront license fees, and ongoing royalties for the life of the Invisicare patent. Skinvisible’s value also lies in its ability to continually generate new IP on dermatology and medical products formulated with Invisicare.  www.skinvisible.com

Forward-Looking Statements:  This press release contains 'forward looking' statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Such statements involve certain risks and uncertainties associated with an emerging company. Actual results could differ materially from those projected in the forward looking statements as a result of risk factors discussed in Skinvisible, Inc. reports on file with the U.S. Securities and Exchange Commission (including, but not limited to, a report on Form 10K for the quarter ending December 31, 2008).